                                                                     EXHIBIT B-1

                          TRUST COMPANY OF THE WEST
                   11100 SANTA MONICA BOULEVARD, SUITE 2000
                         LOS ANGELES, CALIFORNIA 90025
                                (310) 235-5900



May 16, 2000

Mr. John G. Danhakl
Leonard Green & Partners
11111 Santa Monica Blvd., Suite 2000
Los Angeles, CA 90025

Mr. Jonathan Coslet
Texas Pacific Group
345 California Street, Suite 3300
San Francisco, CA 94104

Dear John and Jonathan:

We understand that Green Equity Investors III, LP ("GEI") and TPG Partners III, LP ("TPG") intend to purchase a control interest of Petco Animal Supplies, Inc. and its subsidiaries (the "Company") by means of a leveraged buyout (the "Acquisition"). You have advised us that the Acquisition will be financed with senior debt facilities of $400.0 million (including a largely undrawn revolver for approximately $100 million), assumed capital leases of $17.0 million, $125.0 million of senior subordinated notes (the "Notes"), and $169.0 million of preferred stock and $17.9 million of common equity (collectively, the "Equity").

This letter will confirm the commitment by Trust Company of the West ("TCW"), on behalf of one or more of its managed accounts, to purchase $125.0 million of the Notes issued by the Company in connection with the Acquisition, with terms as described in the attached "Summary of Terms." The foregoing commitment is conditioned upon the following: (i) completion of definitive documentation, containing representations, warranties, conditions, covenants, indemnities, opinions and other terms reasonably satisfactory to TCW and its counsel and consistent with the terms attached, (ii) the completion of the Acquisition of the Company as described above, including the financing and equity contributions described herein, pursuant to a definitive purchase agreement between GEI, TPG or one of their affiliates and the Company, (iii) the absence of any material adverse change in the business, operations, prospects or financial condition of the Company and its direct and indirect subsidiaries, taken as a whole; and (iv) all governmental and regulatory approvals have been obtained as required by the definitive purchase agreement.

This commitment will expire at the earlier of (i) 5:00 p.m. Los Angeles time, on May 19, 2000, unless this letter is accepted prior to such time, or (ii) upon your being notified by TCW of the failure of any one of the foregoing conditions. As consideration for the execution of this commitment letter, you agree, severally and not jointly, to pay TCW a commitment fee (the "Commitment Fee") equal to $1,250,000 conditioned upon the closing of the Acquisition of the Company by GEI and TPG, or any of their affiliates, regardless of whether (x) you utilize the Notes committed to hereunder or (y) this commitment letter expires or is otherwise terminated in accordance with its terms. You shall not be obligated to pay TCW the Commitment Fee if you or any of your affiliates do not acquire the Company or any of its subsidiaries or if TCW terminates this commitment letter without the fault of GEI, TPG or any of their affiliates.

The Company agrees to pay all reasonable costs, fees and expenses incurred or to be incurred by TCW in connection with the examination, review, documentation and closing of the transactions completed hereby, including without limitation reasonable attorney's fees, rating agency fees and out-of-pocket


                                     B-1-1
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expenses relating to any of the foregoing. The obligation to pay such expenses shall survive the expiration or termination of this commitment letter and shall remain in full force and effect whether or not the Acquisition is consummated. The Commitment Fee and such expenses shall be paid at the closing of the Acquisition, or if you decide not to proceed with such Acquisition or if this commitment letter expires or is terminated based upon the fault of TCW, such expenses will be paid as soon as practicable after being billed.

This commitment is not assignable by you. Nothing in this letter, express or implied, shall give any person, other than the parties hereto, any benefit or any legal or equitable right, remedy, or claim under this letter.

During the period that this commitment letter is in effect, you will continue to make available to TCW all information, financial or otherwise, documents or other material in your possession or otherwise reasonably requested by TCW in connection with its due diligence examination of the Company, which shall include providing TCW with the Company's financial statements and using your reasonable best efforts to provide access to the Company's management.

Upon the execution by the Company of definitive documentation with respect to the Notes, GEI and TPG shall be released from all obligations hereunder.

TCW currently manages approximately $1.5 billion in mezzanine capital and is actively involved in all aspects of the leveraged finance market. Our most recent fund is TCW/Crescent Mezzanine Partners II, L. P., an $810.0 million committed fund. As you know, we have the resources and experience to provide you with capital on a timely basis. We look forward to working with you towards the successful completion of the acquisition of the Company.

This commitment may be executed in counterparts, each of which will be considered one and the same instrument. This commitment will be governed by and construed in accordance with the laws of the state of New York. GEI and TPG may disclose this letter to the Company, if so requested by the Company. Please indicate GEI's and TPG's acceptance of this commitment by executing a copy of this letter where indicated below and returning one original to me no later than 5:00 P.M. on May 19, 2000. If we do not receive an executed copy from you by such date, this commitment shall automatically terminate.

Sincerely,

/s/ JEAN-MARC CHAPUS

Jean-Marc Chapus
Managing Director


Agreed and Accepted to as of the date first above written.

Green Equity Investors III, LP                TPG Partners III, LP

By:  GEI CAPITAL III, LLC                     By:  TPG GENPAR III, LP

Its: GENERAL PARTNER                          By:  TPG ADVISORS III, INC.

By: /s/ JOHN DANHAKL                          By: /s/ JONATHAN J. COSLET
   ---------------------------                   ---------------------------

Title:                                        Title: Vice President
      ------------------------                       -----------------------


                                     B-1-2

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                           PETCO ANIMAL SUPPLIES, INC.
                                SUMMARY OF TERMS
-------------------------------------------------------------------------------

ISSUER:                                   Petco Animal Supplies, Inc. or the
                                          operating entity (the "Company").

PURCHASERS:                               Accounts designated by Trust Company
                                          of the West ("TCW").

DEBT SECURITIES:                          $125,000,000 aggregate principal
                                          amount of Senior Subordinated  Notes
                                          due 2010 (the "Notes").

INTEREST RATE:                            13.0% per annum, payable
                                          semi-annually in cash.

PRICE:                                    100%.

WARRANTS:                                 Detachable warrants (the  "Warrants")
                                          at no additional  cost to purchase
                                          Equity of the Company, representing
                                          5.0% of the fully-diluted Equity
                                          (including dilution for management
                                          stock options) for a nominal price.
                                          Equity shall include common stock and
                                          the accreted value of any preferred
                                          stock of the Company. The Warrants
                                          shall have the customary tag-along,
                                          drag-along, anti-dilution, demand
                                          registration, pre-emptive and
                                          piggy-back rights with respect to the
                                          underlying Equity.

COMMITMENT FEE:                           Equal to 1.0% of the principal amount
                                          of the Notes payable in cash at the
                                          completion of the acquisition of the
                                          Company by Green Equity Investors III,
                                          LP and TPG Partners III, LP (as
                                          defined in the commitment letter)
                                          regardless of whether the Notes
                                          described herein are utilized.

FUNDING FEE:                              Equal to 0.5% of the principal amount
                                          of the Notes payable in cash at
                                          closing.

RANKING:                                  The Notes will be general senior
                                          subordinated unsecured obligations of
                                          the Company and will be subordinated
                                          in right of payment to all existing
                                          and future Senior Indebtedness (to be
                                          defined) of the Company. The Company
                                          will not incur any indebtedness senior
                                          to the Notes, which is not Senior
                                          Indebtedness.

OPTIONAL REDEMPTION:                      Non-call for five years, except that
                                          any time prior to _____, 2003, the
                                          Company may redeem up to 35% of the
                                          Notes with the net cash proceeds of a
                                          Qualified Public Offering, at 113.0%
                                          of principal plus accrued interest.
                                          After five years, the Notes are
                                          redeemable at various premiums
                                          declining ratably to par at maturity
                                          plus accrued interest.

MANDATORY REDEMPTION:                     $125,000,000 due in 2010.

BOARD REPRESENTATION:                     Purchasers shall have the right to
                                          appoint one member to the Board of
                                          Directors and to receive copies of
                                          all documents pertaining to any
                                          Board meeting.


                                      B-1-3

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                           PETCO ANIMAL SUPPLIES, INC.
                                SUMMARY OF TERMS
-------------------------------------------------------------------------------

COVENANTS:                                The agreement governing the Notes will
                                          contain customary covenants including,
                                          but not limited to, Change of Control,
                                          Limitation on Additional Indebtedness,
                                          Limitation on Restricted Payments,
                                          Limitation on Asset Dispositions,
                                          Limitation on Investments, Limitation
                                          on Mergers and Consolidations and
                                          Limitation on Transactions with
                                          Affiliates. The agreement will not
                                          contain any maintenance covenants.

SENIOR CREDIT FACILITY:                   The Company shall have entered into
                                          a $400.0 million senior credit
                                          facility (the "Senior Credit
                                          Facility") on terms and conditions
                                          acceptable to the Purchasers.

EXPENSES:                                 The Company agrees to reimburse
                                          Purchasers for all reasonable out of
                                          pocket expenses, including without
                                          limitation reasonable attorney's fees,
                                          reasonable accountant's fees, rating
                                          agency fees, and out-of-pocket
                                          expenses incurred in connection with
                                          this transaction whether or not the
                                          transaction described herein is
                                          consummated.

EQUITY COINVESTMENT:                      TCW shall have the right to purchase
                                          up to $10,000,000 of Equity on the
                                          same terms and conditions as the
                                          Equity being purchased by Green Equity
                                          Investors III, LP and TPG Partners
                                          III, LP.

EXPIRATION:                               This Summary of Terms expires on May
                                          19, 2000 unless accepted prior to such
                                          date. Once accepted, this Summary of
                                          Terms shall expire on a date
                                          consistent with the final termination
                                          date set forth in the acquisition
                                          agreement.

RELEASE:                                  Upon the execution by the Company of
                                          definitive documentation with respect
                                          to the Notes, Green Equity Investors
                                          III, LP and TPG Partners III, LP shall
                                          be released from all obligations
                                          hereunder.


ACCEPTED AND AGREED TO ON MAY 17, 2000

Green Equity Investors III, LP
By:      GEI CAPITAL III, LLC
Its:     GENERAL PARTNER

By:    /s/ JOHN DANHAKL
       -------------------------------

Title:
       -------------------------------


TPG Partners III, LP
By:      TPG GENPAR III, LP
By:      TPG ADVISORS III, INC.

By:    /s/ JONATHAN J. COSLET
       -------------------------------

Title: Vice President
       -------------------------------

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